Exhibit 99.1

IIOT-OXYS, Inc. Reports 2023 Form 10-Q Second Quarter Results and Upcoming Investor Conference Call

CAMBRIDGE, MA / ACCESSWIRE / August 25, 2023 / IIOT-OXYS, Inc. (OTC PINK:ITOX) ("Oxys" or the "Company") announced its financial results for the six months ended June 30, 2023, and an upcoming Investor Conference Call on Tuesday, August 29, 2023.

Cliff Emmons, CEO of IIOT-OXYS, Inc. (Oxys) stated, "We're pleased to announce the first half year of revenue in 2023 was a significant improvement over the same period in 2022 (an increase of 376%) and sustained the revenue momentum achieved throughout 2022. We expect this momentum achieved in the first half of 2023 will continue through the remainder of 2023 – given adequate funding to fuel sales & marketing efforts. Our leadership team also managed costs well, lowering operating expenses by 24%.

Our strong six months revenue and our confidence this momentum will continue through 2023, and beyond, are based on the following factors:

•	Our current DOT Bridge Monitoring Contract and overall Structural Health Monitoring (“SHM”) vertical is the foundation of our revenue momentum. The current monitoring revenue will continue through the second half of 2023, with the previously approved expansion to continue beyond June. We believe our discussions with our main contractor to the DOT for extensions and expansions have been favorable. We also believe that prospects with our current DOT state, and DOT contacts in two other northeast states bode well for future business in mid-2024. There is still potential for local municipalities in our current northeast state to contribute revenue in the second half of 2023 and into 2024.

•	Our Smart Manufacturing vertical is benefiting from the progress on our CNC Proof of Concept (“POC”), that successfully concluded in May 2023, and has resulted in a signed Software-as-a-Service (“SaaS”) contract in June 2023. Public endorsements and promotional videos have begun and more are forthcoming featuring our Smart Manufacturing customer, Precision Metal Products Inc. We believe these endorsements and promotional videos will lead to other paid CNC POCs and additional SaaS contracts, which would contribute to revenue in the second half of 2023 and beyond. It is expected these endorsements will also strengthen our position to secure additional POCs for other discrete manufacturing processes, including metal stamping, plastic injection molding, plastic extrusion, and automated assembly and test.

•	Our Strategic Partnership development continues to be a “force multiplier” for us. The strength of our Aingura IIoT, S.L. partnership provides supplemental expertise, equipment and software, which ensures we continue to bring value to our customers. We will also continue to develop some of our other previously announced partnerships.

We believe that our business development in these industries has high potential for success, due to the strength of their size and growth. The global smart manufacturing (also known as Industry 4.0) was $97.6 billion in 2022 and will reach $228.3 billion by 2027 (CAGR 18.5%),1 and the worldwide SHM industry was $2.0 billion in 2021 and will reach $4.0 billion by 2027 (CAGR of 14.6%).2

Among our many tailwinds, we do some headwinds. First, we have decided to discontinue our efforts with Aretas Sensor Networks (“Aretas”) in the Indoor Air Quality (“IAQ”) vertical and re-direct those resources to our better performing verticals. The second significant headwind is, since February, we have been unable to raise funds for ongoing operations through our existing financing agreements due to market conditions. Our CEO and COO have not received any compensation since mid-April (their salaries have accrued), and the lack of funds have significantly limited sales and marketing efforts. Our management is working to secure funding from our lead investor to pay for ongoing expenses and the leadership team is considering many options for both the short and long term. These options will depend largely upon our ability to continue to raise funds and implement a marketing and sales plan. In the event we are unable to raise adequate funds, management may need to consider other options such as pursuing suitable companies to merge with or acquire us.

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1 https://www.marketsandmarkets.com/Market-Reports/industry-4-market-102536746.html

2 https://www.marketsandmarkets.com/Market-Reports/structural-health-monitoring-market-101431220.html

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Overall, it is anticipated that revenue momentum will continue through the second quarter of 2023 and that overall total revenue for 2023 will exceed that of 2022. Revenue in Q3 2023 may be less than in the same period in 2022 due to reduced available funds for sales and marketing efforts. However, given the valuable real-world data we have collected, our Artificial Intelligence (“AI”) Machine Learning algorithms we’ve developed, compelling use cases and marketing collateral developed from our data and algorithms, combined with our experienced leadership, savvy technological talent, and operational execution excellence, we believe these goals are achievable, if adequate funding for sales and marketing efforts is secured.

Those attending the investor conference call will have the opportunity to submit questions concerning the Company to Stuart Smith of SmallCapVoice.Com, Inc. via e-mail: ssmith@smallcapvoice.com by 12:00 PM EST on Saturday, August 26th, 2023. We plan to address as many appropriate questions as possible.

To access the call on Tues, August 29th, 2023 at 5:00 PM EST:

Dial-In Number: 1-857-232-0157

Access Code: 422095

For those unable to participate in the conference call at that time, a replay will be available at https://www.smallcapvoice.com/clients/itox/ shortly after the call has concluded.

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.

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